DAVIS POLK & WARDWELL
                              450 Lexington Avenue
                               New York, NY 10017

                                                                  May 25, 1999

Donaldson, Lufkin & Jenrette, Inc.
277 Park Avenue
New York, N.Y. 10172

Dear Sirs:

    We are acting as special counsel for Donaldson, Lufkin & Jenrette, Inc. in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 6,019,550 shares of DLJdirect common stock, par value $0.10 per share (the "Common Stock"), deliverable in accordance with the Donaldson, Lufkin & Jenrette, Inc. DLJdirect 1999 Incentive Compensation Plan as referred to in such Form S-8 (the "Plan").

    We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Plan as we have deemed necessary or advisable for the purposes of this Opinion.

    Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan will be duly authorized, validly issued, fully paid and nonassessable.

    We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                        Very truly yours,
                        /s/ Davis Polk & Wardwell

                                  EXHIBIT 23.1



                                       11